MEDIATION SETTLEMENT AGREEMENT

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This Confidential Settlement and Release Agreement ("Agreement") is made and entered into this 21st day of February, 2022 (the "Effective Date") by and between Puget Technologies, Inc., including its, present and former subsidiaries, and affiliate companies (collectively, "Puget"), on the one hand, and Karen Fordham on the other hand (Puget and Ms. Fordham are individually referred to as "Party" and sometimes collectively referred to as the "Parties").

R E C I T A L S:

A. **WHEREAS,** in August of 2021, Puget and Ms. Fordham entered into the Senior Executive's Employment Agreement wherby Ms. Fordham was to serve as Puget's Chief Executive Officer;

B. **WHEREAS,** Ms. Fordham also served as a Member of Puget's Board of Directors;

C. **WHEREAS,** thereafter the Parties have been entangled in disputes regarding Ms. Fordham's compensation (the "Compensation Dispute");

D. **WHEREAS,** the Parties to this Agreement have agreed to resolve the Compensation Dispute between them, and all claims and causes of action, whether known or unknown, that arise out of or relate to the Compensation Dispute and all other disputes and claims that do not arise out of or relate to the Compensation Dispute, whether known or unknown, and which are, or might be, in controversy between or among the Parties, on the terms set forth herein (the "Employment Disputes");

E. **WHEREAS,** Ms. Fordham tendered her resignation as a Puget corporate officer on January 27, 2022, and as a member of Puget's Board of Directors concurrently with the execution of this Agreement (the "Resignation Disputes") (see resignation letter attached as **Exhibit A**); and

F. **WHEREAS,** the Compensation Disputes, Employment Disputes and Resignation Disputes are collectively referred to herein as "Settled Disputes."

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. **Recitations**. The above recitations are reaffirmed by the Parties as true and correct, and reaffirmed in this Agreement.

2. **Settlement Sum**. Puget shall pay Ms. Fordham and her counsel the total sum of $165,000.00 Dollars (the "Settlement Sum") payable in three (3) equal installments, the first to be paid on or before April 15, 2022, with the remaining payments due on May 15, 2022, and June 15, 2022. The Settlement Sum is in full and final settlement of all claims, inclusive of all attorneys' fees and costs, arising out of, or related to, the Settled Disputes and in consideration of the general releases set forth in Paragraph 6 of this Agreement. The Settlement Sum will be made by wire

transfer pursuant to the wire instructions provided by Ms. Fordham's counsel, who shall provide a fully executed W-9 to Puget's counsel prior to any payment obligation arising. Puget also agrees that it shall be solely responsible for the payment of all mediator fees incurred as a result of this mediation. Fordham shall have no obligation to pay any mediation fees incurred.

3. **Non-Disparagement**

(a) Puget agrees that neither it nor anyone acting on its behalf will directly or indirectly disparage, defame, call into disrepute, or otherwise slander or degrade Ms. Fordham or her reputation in any manner, including, without limitation, via posts on professional or personal social media accounts, third party websites, text messages, e-mail, phone calls, in-person conversations, or other similar media.

(b) Ms. Fordham agrees that she nor anyone acting on her behalf will directly or indirectly disparage, defame, call into disrepute, or otherwise slander or degrade Puget, its affiliates, officers and directors or its reputation in any manner, including, without limitation, via posts on professional or personal social media accounts, third party websites, text messages, e-mail, phone calls, in-person conversations, or other similar media.

This non-disparagement clause is a necessary condition and covenant of the settlement referenced herein, and any violation of this "non-disparagement" clause would represent a material breach of this Agreement, entitling the Party about whom or which the disparaging statement was made to immediate relief. The non-disparagement obligations herein are subject to service of upon either Party of sufficient legal process requiring disclosure. Nothing herein precludes a Party upon whom a properly subpoena is served from providing truthful testimony.

4. **Consequences of Default**. If Puget fail(s) to timely pay the Settlement Sum, Ms. Fordham shall be entitled to enforce the terms of this Agreement (the "Collection Action") in the state or federal courts located exclusively in Palm Beach County, Florida. If either Party fails to abide by the terms of this Agreement, including any and all provisions, covenants and obligations that survive the termination of Ms. Fordham's employment agreement with Puget, attached and incorporated herein as **Exhibit B**, and as outlined in Paragraph 5 of this Agreement, the non-breaching Party shall be entitled to enforce the terms of this Agreement (the "Enforcement Action") in the state or federal courts located exclusively in Palm Beach County, Florida. Before the commencement of any Collection Action and/or Enforcement Action, the non-breaching Party shall provide written notice to the breaching party of the event of default and afford the breaching Party 5 business days to cure.

5. **Survival of Obligations Employment Agreement.** For the avoidance of doubt, the Parties incorporate by reference and again ratify their respective post-employment obligations and covenants expressed and agreed including, but not limited to, those provided in the following paragraphs of **Exhibit B**:

(a) 2.5 Limitations on Services

(b) 3.4 Indemnification
(c) 4.1 Confidentiality
(d) 4.3 Competition and Circumvention
(e) 4.7 Covenant not to Disparage

6. **General Releases**

(a) Puget, for itself, and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, trustees, beneficiaries, insurers, predecessors, successors, and assigns, hereby absolutely, forever and fully release and discharge Ms. Fordham and her affiliates, attorneys, agents, brokers, insurers, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys' fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Settled Disputes.

(b) Ms. Fordham, on behalf of herself and her affiliates, partners, joint venturers, lenders, administrators, representatives, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge Puget and its affiliates and its respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys' fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Settled Disputes.

7. **Confidentiality**. The Parties agree that the negotiations leading up to this Agreement and the Agreement's terms and conditions shall be strictly confidential, and the Parties represent and warrant on behalf of themselves and on behalf of their officers, members, owners, employees, executives, representatives, successors, and assigns that, by signing this Agreement, they have not disclosed, and will not disclose the terms of this Agreement to others. This provision shall not be construed to prevent the Parties from revealing the terms of this Agreement to the extent necessary: (a) to their spouses, if applicable; (b) to inform the corporate parties' necessary officers, directors, employees, members, and potential investors of the terms of this Agreement, as long as such additional persons and entities agree to be bound by this provision and the corporate parties are responsible for the recipients' subsequent disclosure of the terms of this Agreement; (c) to

enforce any of the terms of this Agreement; (d) in connection with securing the confidential advice of legal, financial, and/or tax advisors; (e) as required by law or stock exchange rule; or (f) after written notice to the other Parties to this Agreement through their counsel of record, to comply with the order of any court of competent jurisdiction, or any other governmental agency with authority to compel production; provided, however, in the event any Party to this Agreement receives a subpoena or other request in a legal proceeding for the production of this Agreement or the disclosure of the terms of this Agreement, the non-disclosing Parties to this Agreement shall be given an opportunity to object to or to move to quash the subpoena or such request if warranted.

If any party to this Agreement receives an inquiry regarding any one of the Settled Disputes and/or the resolution of same, unless compelled by subpoena to more fully respond, the Party will be limited to the following response: "The matter has been resolved to the Parties' mutual satisfaction." Aside from making the foregoing approved statement, which itself is permitted only upon an inquiry by a third party, the Parties to this Agreement shall decline to comment or further elaborate on any statements concerning any one of the Disputes, the allegations set forth by any party, or this Agreement. Notwithstanding anything in this Agreement to the contrary, Puget shall remain obligated to comply with all SEC disclosure and reporting requirements.

8. **Joint Drafting**. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement such that should any ambiguity, uncertainty or question of intent or interpretation arise, the Agreement shall be construed as if drafted jointly and shall not be interpreted against any Party in favor of the other(s).

9. **Covenant Not to Sue.** Ms. Fordham represents and warrants that she has not brought and will not bring any legal or equitable action against Puget and/or its affiliates, officers and directors, whether in court or before any regulatory body, agency or other entity, for any of the Settled Disputes. Ms. Fordham represents and warrants that she has not and will not initiate, join in or participate in any class or collective action or proceeding against Puget and/or its affiliates, officers and directors, whether in court or before any regulatory body, agency or other entity, for any of the Settled Disputes and Ms. Fordham waives any and all rights to legal and equitable relief which might be awarded on her behalf in such actions or proceedings. Puget represents and warrants that it has not brought and will not bring any legal or equitable action against Fordham, whether in court or before any regulatory body, agency or other entity, for any of the Settled Disputes.

10. **No Other Claims**. Ms. Fordham agrees, stipulates, warrants, promises and represents that:

(i) She has not filed any complaint, claim, demand, cause of action, charge or violation against Puget and/or its affiliates, officers and directors with any person, court, agency or entity;

(ii) She will not pursue or file any complaint, claim, demand, cause of action, charge or lawsuit of any kind with any other court or with any local, state,

or federal agency or entity against Puget and/or its affiliates, officers and directors with respect to the Settled Disputes released in this Agreement;

(iii) She is not aware of any claim, action, or cause of action by or on her behalf against Puget and/or its affiliates, officers and directors that is not being released through this Agreement;

(iv) Ms. Fordham has not asserted any claim for sexual harassment or sexual abuse by any of the Puget and/or its affiliates, officers and directors and is not aware of any facts supporting such a claim.

11. **Tax Issues.** The Parties will report, as may be required by law for income tax purposes, their respective payment and receipt of the Settlement Sum. Each party shall bear his/hers, or its respective tax liabilities, if any, arising from this settlement. Ms. Fordham acknowledges that Puget and/or its affiliates, officers and directors have made no representations to her regarding the tax consequences of any amount received by her pursuant to the terms of this Agreement.

12. **No Inducement**. By signing this Agreement, the Parties to this Agreement acknowledge that: (1) they have had a full and complete opportunity to review the terms of this Agreement and confer with counsel of their choosing regarding the terms, that such legal counsel has answered any question they may have regarding the terms, and that they understand the terms fully and completely; (2) that they were not fraudulently induced, coerced, or intimidated into signing this Agreement, but rather entered into this Agreement knowingly and voluntarily; and (3) no promise, representation, inducement, agreement or warranty other than those specifically set forth herein have been made or relied upon in executing this Agreement.

13. **Headings.** The headings of the provisions herein are intended for reference only, and the same shall not be, nor deemed to be, interpretative of the contents of such provision.

14. **Entire Agreement**. It is expressly understood and agreed that, *except as set forth in Paragraph 5 above,* this Agreement embodies the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, or understandings between and among them. No oral understandings, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement exist. This Agreement may not be changed by oral representations, and may only be amended by written instrument executed by a duly authorized representative of each of the Parties, or their respective successors or assigns. In making this Agreement, the Parties have not relied upon any statements, agreements, promises, arrangements, or oral understandings concerning this matter other than those, if any, expressly set forth in this Agreement. Ms. Fordham acknowledges that she expressly assumes the risk that any fact or circumstance pertaining to this Agreement is different than the facts and circumstances she now believes to be true, which shall have no effect on the validity and enforceability of this Agreement.

15. **Applicable Law**. This Agreement shall be governed by and construed in accordance

with the laws of the Florida. The Parties to this Agreement hereby consent that exclusive jurisdiction is proper in Palm Beach County, Florida for any action arising out of, under or in connection with this Agreement, and that venue is proper in the state or federal courts in and for Palm Beach County, Florida for any action arising out of this Agreement, including, without limitation, any Collection Action and/or Enforcement Action.

16. **Entire Agreement**. This Agreement constitutes the entire understanding and agreement between the Parties to this Agreement with respect to its subject matter, superseding all prior or contemporaneous communications, agreements, and understandings, oral or written, with respect to that subject matter. Any modifications to or extensions of this Agreement shall be in writing and executed by all Parties. This Agreement shall extend to and inure to the benefit of, and be binding upon the signatories hereto and their subsidiaries, successors, and assigns.

17. **Enforcement Costs**. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing Party shall be paid its reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs (including, without limitation, such fees, costs and expenses incident to appeals, in addition to any other relief which such Party may be entitled).

18. **Partial Invalidity**. If any term or provision of this Agreement is held invalid or unenforceable by a court or other tribunal of competent jurisdiction, such ruling shall not affect the validity or operation of the remainder of this Agreement, and such term or provision shall be modified to the extent necessary to make it valid and/or enforceable, or, if such modification is not possible, severed from this Agreement.

19. **Authority**. Each undersigned Party represents and warrants that he, she, or it is an authorized representative of each party, and that each is authorized to sign this Agreement.

20. **Costs and Expenses**. Each Party shall bear their own attorneys' fees, costs, and expenses incurred in connection with the Settled Disputes.

21. **No Admission of Liability**. Nothing herein shall be construed as an admission by any Party of any liability of any kind. The Parties to this Agreement deny liability and make no admission of any wrongdoing and enter into this Agreement solely to resolve the Settled Disputes and buy their peace.

22. **Counterparts**. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement, and facsimile or PDF copies may substitute for original pages.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates noted herein below.

Agreed to: **KAREN FORDHAM**	Agreed to: **PUGET TECHNOLOGIES, INC.**
By: Karen Fordham	By: Hermann Burckhardt
Printed name: Karen Fordham	Printed name: Hermann Burckhardt
Title:	Title: Interim Chief Executive Officer and Chairman of the Board
Date: February 21, 2022	Date: February 21, 2022

Exhibit A

Puget Technologies, Inc.
1200 North Federal Highway, Suite 200-A
Boca Raton, Florida 33432

Attention: Hermann Burckhardt

February 21, 2022

Dear Mr. Burkhardt,

This shall serve as Notice for my resignation as a Board member of Puget Technologies, Inc. effective immediately.

Sincerely,

Karen Fordham

Karen Fordham, MBA

Cc: Jennifer Compton

Exhibit B

SENIOR EXECUTIVE'S EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE'S EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and among the individual more particularly described in exhibit 0.1 annexed hereto and made a part hereof (the "Senior Executive") and **PUGET TECHNOLOGIES, INC.**, a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended pursuant to Sections 13 and 15(d) thereof ("Puget" and the "Exchange Act," respectively), Puget and the Senior Executive being sometimes hereinafter collectively to as the "Parties" or generically as a "Party".

PREAMBLE:

WHEREAS, Puget is in the midst of a complex acquisition program and requires the services of talented, diligent, loyal and competent senior executives to supplement and eventually replace its current management; and

WHEREAS, the Senior Executive has the background disclosed on exhibit 0.2 annexed hereto and made a part hereof (the "Senior Executive's Qualifications"); and

WHEREAS, Puget desires to retain the Senior Executive for the purposes described in exhibit 0.3 annexed hereto and made a part hereof (the "Senior Executive's Services"); and

WHEREAS, the Senior Executive is agreeable to serving as a Puget Senior Executive on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of ten ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

WITNESSETH:

Article One: Term, Renewals, Earlier Termination

1.1 Term.

Subject to the provisions set forth herein, the term of the Senior Executive's retainment hereunder will be deemed to commence on the first business day following execution of this Agreement by all Parties hereto and continue until the close of business on the 1,826th day thereafter, unless extended or earlier terminated by either Party as hereinafter set forth and subject to the extended confidentiality and non-competition provisions hereinafter set forth.

1.2 Renewals.

This Agreement will be renewed automatically, after expiration of the original term, on a continuing annual basis, unless the Party wishing not to renew this Agreement provides the other Party with

Please initial: Puget DS HB Senior Executive DS Karen [signature]

written notice of its election not to renew ("Termination Election Notice") on or before the 30th day prior to termination of the then current term.

1.3 Earlier Termination by Puget.

Puget will have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.5, with no compensation owing beyond the Senior Executive's last day of employment, for the following reasons:

(a) For Cause:

(1) Puget may terminate the Senior Executive's retainment under this Agreement at any time for cause.

(2) Such termination will be evidenced by written notice thereof to the Senior Executive, which notice will specify the cause for termination.

(3) For purposes hereof, the term "cause" will mean:

(A) The inability of the Senior Executive, through sickness or other incapacity, to discharge his, her or its duties under this Agreement for 60 or more consecutive days, or for a total of 60 or more days, in a period of twelve consecutive months;

(B) The refusal of the Senior Executive to follow the lawful directions of Puget's board of directors, president or other superior officers;

(C) Dishonesty; theft; or conviction of a crime involving moral turpitude;

(D) Material default in the performance by the Senior Executive of his, her or its obligations, services or duties required under this Agreement (other than for illness or incapacity) or materially breach of any provision of this Agreement, which default or breach has continued for five days without cure after written notice of such default or breach.

(b) Discontinuance of Business:

In the event that Puget discontinues operating its business, this Agreement will terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; *provided, however*, that neither a change in control (defined as the sale or transfer of fifty (50) percent or more of Puget's stock) nor a reorganization of Puget will be deemed a termination of their respective business.

(c) Death:

This Agreement will terminate immediately on the death of the Senior Executive; however, all accrued compensation at such time will be promptly paid to the Senior Executive's estate.

1.4 Earlier Termination by Senior Executive.

The Senior Executive will have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.5, with no compensation owing beyond the Senior Executive's last day of employment, for the following reasons:

(a) For Good Reason:

(1) The Senior Executive may terminate this Agreement at any time for good reason.

(2) Such termination will be evidenced by written notice thereof from the Senior Executive, which notice will specify the good reason for termination.

(3) For purposes hereof, the term "good reason" will mean:

(A) A change in the principal place of business of Puget such that the Senior Executive is required to move out of his or her place of domicile in order to perform the obligations required of the Senior Executive under this Agreement;

(C) A material diminution in either the Senior Executive's position (without regard to title) or the duties and responsibilities assigned to the Senior Executive; and

(D) A material default in the performance by Puget of its obligations, services or duties required under this Agreement or a material breach of any provision of this Agreement.

1.5 Final Settlement.

Upon termination or non-renewal of this Agreement for any reason, and after full payment to the Senior Executive of all amounts due him, her or it hereunder, the Senior Executive or his, her or its representative will execute and deliver to Puget on a form prepared by Puget, a receipt for such sums and a release of all claims and forthwith tender to the terminating entity all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two: Scope of Employment

2.1 Retention.

Puget hereby hires the Senior Executive and the Senior Executive hereby accepts such retainment, in accordance with the terms, provisions and conditions of this Agreement and the exhibits appurtenant hereto.

2.2 General Description of Duties.

The Senior Executive's initial hierarchal position and duties are more particularly described on exhibit 2.2 annexed hereto and made a part hereof (the "Position and Duties"), subject to modification, promotion, *etc.*, as Puget, with the consent of Puget, deems appropriate.

2.3 Status.

(a) The Senior Executive will serve in the role and subject to the specifications and limitations on authority described in exhibit 2.3 annexed hereto and made a part hereof (the "Scope of Retention").

(b) The Senior Executive hereby covenants and agrees that he, she or it will not hold himself, herself or itself out as an authorized agent of Puget unless such authority is specifically assigned to him, her or it, either generally or on a case by case basis by the board of directors of Puget, pursuant to a duly adopted resolution which remains in effect.

(c) The Senior Executive hereby represents and warrants to Puget that he, she or it is subject to no legal, self-regulatory organization (e.g., Financial Industry Regulatory Authority bylaws, rules or regulations) or regulatory impediments to the provision of the services called for by this Agreement or to receipt of the compensation called for under this Agreement or any supplements hereto; and, the Senior Executive hereby irrevocably covenants and agrees to immediately bring to the attention of Puget any facts required to make the foregoing representation and warranty continuingly accurate throughout the term of this Agreement, or any supplements or extensions thereof.

2.4 Exclusivity.

Except as permitted in exhibit 2.4, the Senior Executive will devote his, her or its business time exclusively to matters involving Puget.

2.5 Limitations on Services

(a) The Parties recognize that certain responsibilities and obligations are imposed on Puget, by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the Financial Industry Regulatory Authority, in house "due diligence" or "compliance" departments of Licensed Securities Firms, *etc.*; accordingly, the Senior Executive agrees that he, she or it will not:

(1) Release any financial or other material information or data about Puget without the prior written consent and approval of Puget's general counsel;

(2) Conduct any meetings with financial analysts without informing Puget's general counsel and board of directors in advance of the proposed meeting and the format or agenda of such meeting;

(3) Release any information or data about Puget to any selected or limited person(s), entity, or group if the Senior Executive is aware that such information or data has not been generally released or promulgated.

(b) In any circumstances where the Senior Executive is describing the securities of Puget to a third party, the Senior Executive will disclose to such person any compensation received from Puget to the extent required under any applicable laws, including, without limitation, Section 17(b) of the Securities Act of 1933, as amended.

(c) In rendering his, her or its services, the Senior Executive will not disclose to any third party any confidential nonpublic information furnished by Puget or otherwise obtained by it with respect to Puget, unless authorized by Puget's board of directors or permissible under applicable law and subject to binding agreements restricting divulgence thereof.

(d) The Senior Executive will restrict or cease, as directed by Puget, all efforts on behalf of Puget, including all dissemination of information regarding Puget, immediately upon receipt of instructions (in writing by email or letter) to that effect from Puget.

(e) If the Senior Executive learns of any pending public securities offering to be made or expected to be by made Puget, the Senior Executive will immediately cease any public relations activities on behalf of Puget until receipt of written instructions from Puget's general counsel as to how to proceed, and thereafter will proceed only in accordance with such written instructions.

(f) The Senior Executive will not take any action which would in any way adversely affect the reputation, standing or prospects of Puget or which would cause Puget to be in violation of applicable laws.

Article Three: Compensation

3.1 Compensation.

As consideration for the Senior Executive's services to Puget the Senior Executive will be entitled to the compensation set forth in exhibit 3.1.

3.2 Benefits

The Senior Executive will be entitled:

(a) To such vacation (Puget's current vacation policy is to provide senior employees with two weeks paid vacation per year), medical and other employee benefits as Puget may offer to Senior Executives from time to time, subject to applicable eligibility requirements and subject to Puget's right to make any modifications to its benefits as it may from time to time deem appropriate;

(b) To participate and to enroll in Puget's major medical plan, if and when offered, at coverage and contribution levels commensurate with other Senior Executives on the first entry date following the commencement of retainment;

(c) To participate in Puget's officers and directors insurance plan and key man insurance when and if Puget decides to initiate such coverage;

(d) To participate in Puget retirement plans and contributions to personal retirement plans in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code");

(e) To participate in Puget's senior executive cash and qualified stock option plan; and

(f) To reimbursement for authorized out of pocket expenses for any ordinary and necessary business and professional expenses incurred on behalf of Puget but only if the expenses are

adequately substantiated as required by Puget's then applicable policies on expense reimbursements.

3.3 Contingent Compensation

In addition to the compensation described above and in Section 3.1 (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) *and subject to applicable legal restrictions based on licensing and other requirements*, in the event that the Senior Executive arranges or provides funding for Puget on terms more beneficial than those reflected in Puget's current principal financing agreements, copies of which are included among Puget's records available through the SEC's EDGAR web site, the Senior Executive shall be entitled, at its election, to either:

(a) A fee equal to 5% of such savings, on a continuing basis;

(b) If equity funding is provided through the Senior Executive or any of his Affiliates, a discount of 5% from the bid price for the subject equity securities, if they are issuable as free trading securities, or, a discount of 25% from the bid price for the subject equity securities, if they are issuable as restricted securities (as the term restricted is used for purposes of SEC Rule 144); or

(c) If equity funding is arranged for Puget by the Senior Executive and Puget is not obligated to pay any other source compensation in conjunction therewith, other than the normal commissions charged by broker dealers in securities in compliance with the compensation guidelines of the Financial Industry Regulatory Authority, Inc., the Senior Executive shall be entitled to a bonus in a sum equal to 5% of the net proceeds of such funding.

3.4 Indemnification.

Puget will defend, indemnify and hold the Senior Executive harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (*e.g.*, legal fees, court costs, investigative costs, witness fees, *etc.*) resulting from any reasonable actions taken in good faith on behalf of Puget, Puget, their affiliates or for other persons or entities at the request of the board of directors of Puget, to the fullest extent legally permitted, and in conjunction therewith, will assure that all required expenditures are made in a manner making it unnecessary for the Senior Executive to incur any out of pocket expenses; *provided, however*, that the Senior Executive permits Puget to select and supervise all personnel involved in such defense and that the Senior Executive waives any conflicts of interest that such personnel may have as a result of also representing Puget, Puget, their stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Article Four: Special Covenants

4.1 Confidentiality.

The Senior Executive acknowledges that, in and as a result of his, her or its retainment hereunder, he, she or it will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget's trade secrets,

systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, patients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, the Senior Executive hereby covenants and agrees that he, she or it will not, at any time during or following the terms of his, her or its retainment hereunder and for a period of two years thereafter, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him, her or it as a result of his, her or its retainment by Puget or Puget's affiliates.

4.2 Intellectual Property.

(a) It is further agreed and understood that all intellectual property within the scope of Puget's business or contemplated business created, designed or developed in whole or in part by the Senior Executive during his, her or its retainment by Puget's will be for the benefit of Puget which will own all right, title and interest to those properties in perpetuity.

(b) Puget will own all right, title and interest in perpetuity to the results of the Senior Executive's services as a service provider and to all types of practical and/or artistic materials and intellectual properties which are, in whole or in part, brought to, created, developed or produced by the Senior Executive during the retainment term and which are suggested by or related to his, her or its retainment hereunder or any activities to which he, she or it is assigned, and he, she or it will not have any claim to have any right, title or interest herein of any kind or nature.

(c) The Senior Executive will execute assignments or other documents assigning to Puget all his, her or its rights in any invention developed and any patent, trademark, tradename or other intellectual property applications or resulting patents, trademarks, tradenames or other intellectual property applications with Puget retaining title thereto.

(d) If Puget decides that it does not wish to participate in the ownership, development, marketing or use of any related intellectual property it may, by subscribed and written prior agreement, formally relinquish any such right on a case by case basis and the Senior Executive will then be free to dispose of the invention or intellectual property as he, she or it wishes under the following condition; in the event that the Senior Executive receives a bona fide, verifiable offer from a third party for the use or acquisition of the subject invention or intellectual property, Puget will have 30 business days to notify the Senior Executive of its decision to reacquire the right to own and develop such property under the terms materially similar to those reflected in the third party offer.

(e) Notwithstanding the foregoing, if Puget has not developed the intellectual property described above within three years following its development, creation or assignment, then such intellectual property will revert to the Senior Executive with Puget retaining the 10% royalty interest therein described above with reference to the Senior Executive.

4.3 Competition and Circumvention

(a) The Senior Executive may not, during the term of this Agreement and any renewals thereof and for a period of two years following its termination, refer any business opportunities within the scope of Puget's business to any other person or entity unless first offered to and rejected by Puget or without the prior written consent of Puget's board of directors.

(b) The Senior Executive acknowledges that he or she is subject to the judicially and statutorily developed "partnership opportunities doctrine", as though he, she or it was a partner of Puget rather than merely a service provider.

4.4 Special & Cumulative Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by the Senior Executive of the covenants or agreements contained in this Article Four and in view of the lack of an adequate remedy at law to protect Puget's interests, the Senior Executive hereby covenants and agrees that Puget will have the following additional rights and remedies in the event of a breach hereof:

(a) The Senior Executive hereby consents to the issuance of a permanent injunction enjoining him, her or it from any violations of the covenants set forth in this Article Four; and

(b) Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, the Senior Executive hereby covenants and agrees to pay over to Puget, as the case may be, in the event he, she or it violates the covenants and agreements contained in this Article Four, the greater of:

(1) Any payment or compensation of any kind received by him, her or it because of such violation before the issuance of such injunction, or

(2) The sum of One Thousand ($1,000.00) Dollars per violation, which sum will be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

(c) The Senior Executive hereby irrevocably agrees that the remedies described in this Article Four will be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.5 Acknowledgment of Reasonableness.

(a) The Senior Executive hereby represents, warrants and acknowledges that he, she or it has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget and Puget, their officers, directors and other employees; consequently, in the event that any of the above described restrictions will be held unenforceable by any court of competent jurisdiction, the Senior Executive hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Senior Executive hereby

covenants and agrees that if so modified, the covenants contained in this Article Four will be as fully enforceable as if they had been set forth herein directly by the Parties.

(b) In determining the nature of this limitation, the Senior Executive hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.6 Unauthorized Acts.

The Senior Executive hereby covenants and agrees that he, she or it will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by the board of directors of the subject entity or by its stockholders pursuant to duly adopted stockholder action.

4.7 Covenant not to Disparage

(a) The Senior Executive hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he, she or it will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, Puget, their constituent members, officers, directors, stockholders, employees, agents or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters.

(b) Similarly, Puget hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, it will refrain, and direct all Puget executives to refrain, from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Senior Executive.

Article Five: Miscellaneous

5.1 Notices.

(a) All notices, demands or other communications hereunder will be in writing, and unless otherwise provided, will be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(1) To the Senior Executive: as indicated on exhibit 5.1(a)(1) annexed hereto and made a part hereof;

(2) To Puget: Puget Technologies, Inc., 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; +1 561 2108535; info@pugettechnologies.com, Attention Hermann Burckhardt

or such other address or to such other person as any Party will designate to the other for such purpose in the manner hereinafter set forth.

(b) (1) The Parties acknowledge that personnel associated with Qest Consulting Group, Inc., a Colorado corporation and Affiliate of Puget which serves as a strategic planning consultant to Puget ("Qest") acted as scrivener for the Parties in this transaction but that Qest is not a law firm nor an agency subject to any professional regulation or oversight.

(2) Because of the inherent conflict of interests involved, Qest has advised all of the Parties to retain independent legal, tax and accounting counsel to review this Agreement and its exhibits and incorporated materials on their behalf.

5.2 Amendment.

(a) No modification, waiver, amendment, discharge or change of this Agreement will be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(b) This Agreement may not be modified without the consent of a majority in interest of Puget's equity holders.

5.3 Merger.

(a) This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b) All prior agreements whether written or oral, are merged herein and will be of no force or effect.

5.4 Survival.

The several representations, warranties and covenants of the Parties contained herein will survive the execution hereof and will be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5 Severability.

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance will be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, will not be effected thereby.

5.6 Governing Law and Venue.

This Agreement will be construed in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof and that any proceeding arising between the Parties in any matter pertaining or related to this Agreement will, to the extent permitted by law, be held in Palm Beach County, Florida.

5.7 Dispute Resolution.

(a) In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

(b) In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute will, at the request of any Party, be exclusively resolved through the following procedures:

(1) (A) First, the issue will be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive; and

(B) The mediation efforts will be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2) In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties will submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive.

(3) (A) Expenses of mediation will be borne by Puget, if successful.

(B) Expenses of mediation, if unsuccessful, and of arbitration will be borne by the Party or Parties against whom the arbitration decision is rendered.

(C) If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration will be borne equally by the Parties.

5.8 Benefit of Agreement.

(a) This Agreement may not be assigned by the Senior Executive without the prior written consent of Puget and Puget.

(b) Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement will be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

5.9 Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.10 Number and Gender.

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.11 Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

5.12 Status.

Nothing in this Agreement will be construed or will constitute a partnership, joint venture, agency, or lessor lessee relationship; but, rather, the relationship established hereby is that set forth on exhibits 2.2 through 2.4 annexed hereto and made a part hereof.

5.13 Counterparts.

(a) This Agreement may be executed in any number of counterparts.

(b) Execution by exchange of electronic transmission will be deemed legally sufficient to bind the signatory; *however*, the Parties will, for aesthetic purposes, prepare a fully executed original version of this Agreement, which will be the document filed by Puget, if required, with the Securities and Exchange Commission.

5.14 License.

(a) This form of agreement is the property of Qest and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(b) The use of this form of agreement or of any derivation thereof without Qest's prior written permission is prohibited.

(c) This Agreement will not be more strictly interpreted against any Party as a result of its authorship.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the last date set forth below.

Signed, Sealed & Delivered
In Our Presence

Senior Executive

Karen Fordham

DocuSigned by:
Karen Fordham
5967492A35B4417...

CEO

Dated: August 19, 2021

DS DS
Please initial: Puget: HB Senior Executive: Karen Fordham

Hermann Burckhardt

President

Dated: August 19, 2021 {Corporate Seal}

Puget Technologies, Inc.

By: DocuSigned by: Hermann Burckhardt
Hermann Burckhardt, President

Attest: DocuSigned by:
Thomas Jaspers, Secretary

Exhibit:

Item	Description	Responsive Details
0.1	Senior Executive's full name	Karen Lynn Fordham
0.2	Senior Executive's background	See the Senior Executive's curriculum vitae annexed hereto and made a part hereof as exhibit 0.2
0.3	Senior Executive's services	The Senior Executive shall serve as Puget's principal executive officer to whom all other executive officers will be subordinate, subject to the directions of Puget's board of directors. She will supervise all of Puget's affairs and be responsible for implementation of the business plans approved by the board of directors and for assuring compliance by Puget and Puget personnel with all applicable laws.
2.2	Senior Executive's initial hierarchal position and duties	The Senior Executive shall serve as Puget's president and principal executive officer to whom all other executive officers will be subordinate, subject to the directions of Puget's board of directors. She will be subject to all duties and responsibilities associated with the position of chief executive officer, subject to such limitations or specifications imposed by Puget's board of directors.
2.3	Senior Executive's scope of retention	The Senior Executive shall serve as Puget's general agent and spokesperson, subject to compliance with the directions of its board of directors.
2.4	Exceptions to full time obligation	Subject to ratification by Puget's board of directors, the Senior Executive shall be permitted to serve as a director of other public, private or governmental corporations, with or without compensation therefrom and is in fact, urged to do so provided that in the event of any conflicts of interest with her duties to Puget, her duties to Puget will prevail, absent specific waiver on a case by case basis by Puget's board of directors.
3.1	Senior Executive's compensation	The Senior Executive will be entitled to compensation as follows: A. The Senior Executive shall be entitled to a signing bonus of $100,000 from proceeds of the Limited Offering of Puget securities being effected in reliance on Commission Rule 506(b), payable within 15 business days following initial closing on such Limited Offering; B. The Senior Executive shall be entitled to a base monthly salary, payable in arrears, of $30,000 accruing until initial closing on the Limited Offering

		of Puget securities being effected in reliance on Commission Rule 506(b); C. The Senior Executive shall be entitled to share with other Puget Senior Executives approved by the board of directors in an annual cash bonus plan in an aggregate amount equal to 3% of Puget's net, after tax profits, payable within 15 business days following the filing of Puget's annual report on Commission Form 10-K, based on the audited financial disclosure contained therein, to be allocated among the Senior Executive Officers in accordance with criteria established by the Senior Executive Officer and ratified by the Board of Directors. D. The Senior Executive shall be entitled to participate in Puget's qualified incentive equity compensation stock option plans with other Senior Executives entitling them, in the aggregate, to options to acquire designated Puget securities with an aggregate market value on the grant date, which shall coincide with the end of Puget's fiscal year but will be determined on the date of filing of Puget's annual report on Commission Form 10-K, based on the audited financial disclosure contained therein, equal to 10% percent of Puget's after tax profits for the subject year, to be allocated among the Senior Executive Officers in accordance with criteria established by the Senior Executive Officer and ratified by the Board of Directors. E. The Senior Executive shall be entitled to expense reimbursement, including reimbursement for the use of her personal automobile, or, at her option to a company vehicle, and for itemized eligible business expenses including travel, lodging and entertainment, subject to ratification by the board of directors.
5.1(a)(1)	Notice to Senior Executive	Karen Lynn Fordham, MBA 5819 Palmer Ranch Parkway, Sarasota, Florida, 34238 +1-313-319-0345; karenfordham@hotmail.com.

Please initial: Puget HB Senior Executive Karen Fm